Exhibit 99.1

SkyPeople Fruit Juice Reports Record 2010 Financial Results;
$93.2 Million in Revenues, Net Income of $21.2 Million and EPS of $0.92
Capacity expansion projects to drive incremental growth in 2011

XI'AN, China, March 31, 2011 -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU) ("SkyPeople" or "the Company”) a processor and manufacturer of kiwifruit, apple, pear and other concentrated specialty fruit juices and manufacturer of Hedetang-branded and Qian-Mei-Duo-branded fruit beverages, today announced record financial results for its fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 Highlights

•	A record with revenue of $43.9 million, up 22.6% from 4Q 2009
•	Apple concentrates and Hedetang fruit beverages increased 359% and 417%, respectively
•	Net income was $11.2 million, up 9.8% year-over-year, also a record
•	Diluted EPS showed a decrease to $0.47 for 4Q 2010 based on 23.1 million shares versus $0.56 per share in 4Q 2009 based on 18.6 million shares

Fourth quarter 2010 Results
	4Q 2010	4Q 2009	CHANGE
Net Sales	43.9 million	35.8 million	+22.6%
Gross Profit	$17.9 million	$16.7 million	+7.2%
Net Income	$11.2 million	$10.2 million	+9.8%
EPS (Diluted)*	$0.47	$0.56	-16.1%
Shares Utilized	23.1 million	18.6 million	+24.2%

"The fourth quarter is traditionally our strongest and was an appropriate ending to a successful year in which we demonstrated the significant growth in both apple concentrates and our branded Hedetang fruit beverages,” started Yonkue Xue, Chief Executive Officer of SkyPeople Fruit Juice. "Due to seasonality, we normally witness kiwifruit concentrates and fresh fruits as the dominant contributor to revenues in the quarter.   This year, however, we witnessed triple digit growth from our apple concentrates and production.  I am especially proud of the 4 fold increase in fruit beverage sales, which was driven by a broader distribution footprint, the addition of new retail locations, and reorders from existing customers. Our Hedetang-branded beverages are currently sold through over 84 distributors and over 100 retail stores in approximately 17 cities.  As the market continues to embrace these unique flavors, we are pursuing a significant growth opportunity in this segment and commercialized a new fruit juice line, Qian Mei Duo in January 2011 to target one of the fastest growing markets in China, the active, health-conscious female 18-29 years old.”

Total revenue for the fourth quarter of 2010 ended December 31, 2010 was $43.9 million, up 22.6% from $35.8 million for the quarter ended December 31, 2009. This increase was driven by higher sales of concentrated apple juice, fruit beverages, concentrated kiwifruit puree and pear juice concentrates. More specifically, sales of apple concentrate increased 357% year-over-year to $15.6 million for the quarter as international sales rebounded due to a worldwide supply shortage.  The second major revenue contributor for the fourth quarter was fruit and cider beverages which increased 417% to $7.5 million for the quarter compared to 2009.   Sales of fruit juice beverages and fruit cider beverages continue to benefit from strong demand from Chinese consumers as more middle class consumers prefer healthy alternatives to carbonated soft drinks.

Gross profit for the fourth quarter of 2010 was $17.9 million, a 7.2% increase from $16.7 million in the fourth quarter of 2009.  Gross profit margin of 40.8% was down from 46.6% in the prior period due to the composition of revenue mix. Higher sales of apple juice concentrates which have lower margins, compared to lower sales of kiwifruit concentrates which have higher average gross margins.   The Company’s gross margins fluctuate based on the availability and price of each type of fruit but have averaged between 30% and 45% on a consolidated basis for the past three years.  SkyPeople’s four production and processing plants are located near local farms for each type of fruit it produces, and thus the Company secures fruits at competitive market prices.

Operating expenses for the quarter were $2.3 million, an increase of 42% for the quarter, and were attributed to higher administrative and selling expenses to support higher sales volumes.  Operating income totaled $15.6 million in the fourth quarter of 2010, an increase of 3.7% while operating margins were 35.6%.

Net income for the fourth quarter of 2010 was $11.2 million, an increase of 9.8% from $10.2 million in the fourth quarter of 2009.  Earnings per share were $0.47 per diluted share in the quarter, compared to $0.56 per diluted share in the fourth quarter of 2009.  The decrease in EPS for the quarter is directly related to the increase in fully-dilutes shares.  For the three month period ended December 31, 2010, fully diluted shares was 23.1 million versus 18.6 million weighted average diluted shares outstanding in 2009,  The share count in the fourth quarter of the year reflected the close of the sale of 5.2 million shares of the Company’s Common Stock in the third quarter of 2010.

Twelve months Results

For the Year Ended December 31, 2010
	FY 2010	FY 2009	CHANGE
Net Sales	$93.2 million	$59.2 million	+57.4%
Gross Profit	$38.0 million	$25.4 million	+49.6%
Net Income	$21.2 million	$15.2 million	+39.5%
EPS (Diluted)	$0.92	$0.85	+9.5%
Adjusted Net Income*	$23.3 million	$15.8 million	+53.3%
Adjusted EPS (Diluted)*	$1.01	$0.84	+20.2%

*”Adjusted net income” and “adjusted EPS (Diluted)” in FY 2010 are non-GAAP calculations and exclude the change in the amount of $2.1 million and $0.6 million for the twelve months ended December 31, 2010 and December 31, 2009,  in fair value of warrant liability.  As of December 31, 2010 there were 100,000 warrants.

“Concentrates will remain our core business and the largest contributor of profits and revenues during the coming year.  By increasing our apple concentrate production capabilities, we have measurably increased our concentrate customer base during the past year,” Mr. Xue continued. “We took advantage of our stable local supply of apples to increase sales by capitalizing on the shortages in production form other regions of China and Europe.  We also see steady organic growth in our Kiwi, Pear and small-batch concentrate businesses in 2011.  When we entered the beverage markets in 2009 we understood both the risks and rewards and have been extremely pleased with progress we have made to date.  Cash flow from operations of $10.7 million, coupled with our recent capital raise and prudent balance sheet management left us with $49 million of cash and cash equivalents on December 31, 2010.  We are well positioned to fund our expansion plans and working capital needs for 2011.”

Full Year 2010 Revenue Segments

	Year Ended December 31,
	2010	2009	% Change
Concentrated apple juice and apple aroma	$23,420	$6,046	287.4%
Concentrated kiwifruit juice and kiwifruit puree	19,550	21,120	(7.4%)
Concentrated pear juice	12,643	9,072	39.4%
Fruit juice beverages	17,136	7,536	127.4%
Fruit cider beverages	5,454	2,438	123.7%
Fresh fruits and vegetables	11,587	11,718	(1.1%)
Other	3,460	1,320	162.1%
Consolidated	$93,250	$59,250	57.4%

Sales from apple-related products increased by 287.4% to $23.4 million due to increased production at the Yingkou factory, which commenced operation in the fourth quarter of 2010 to meet an increase in international demand and improved pricing. Fruit juice beverage sales increased by 127.4% to $17.1 million and represented approximately 18% of sales compared to approximately 13% in 2009. Sales of fresh fruits and vegetables were negatively impacted by a shortage of fresh kiwifruit in the fourth quarter of 2010 as Chinese farmers stockpiled for the Spring Festival held during February of 2011 because of an increase in price of fresh fruits in the 2010 compared with 2009. The Company’s small-batch concentrates for turnjujube and its recently installed fructose production line recorded $3.5 million in revenues for the year, representing 162.1% growth and are expected to become a meaningful contributor to revenues in 2011.

Gross profit for 2010 was $38 million, an increase of 49.6% as compared to the prior year.  Gross margin for 2010 was 40.8% compared to 42.9% in last year.  The decline was primarily due to the mix of revenues for the year with apple concentrates contributing 25% of sales versus 10% of sales in 2009.

Selling, general and administrative (SG&A) expenses in 2010 were $5.0 million, compared to $3.4 million in the prior year's corresponding period, representing 5.4% and 5.7% of sales in the respective periods.

Operating income was $31.9 million in 2010, an increase of 52.6% from $20.9 million in 2009, with an operating margin of 34.2% compared to 35.3% in 2009.

SkyPeople was awarded a $2.5 million subsidy from the Government of Shaanxi Province for 2010, with $1.4 million being collected by December 31, 2010 and RMB 3.25 million, or $492,253 based on the exchange rate as of December 31, 2010, on March 25, 2011. We expect to receive the balance of RMB 3.7 million, or $556,108 in the second quarter of 2011.

Net income during the twelve months increased 39.5% to $21.2 million, compared to $15.2 million in the prior year and exceeded guidance of $18.0 to $21.0 million released in January of 2010. Earnings per diluted share were $0.92 based on 23.1 million diluted shares. Adjusted net income, which includes a $2.1 million in fair value of warrant liability recorded during the first and second quarter of 2010, was $23.3 million, with adjusted earnings per diluted share of $1.01, exceeding prior guidance.

Financial Condition

As of December 31, 2010, the Company had $49.3million in cash and cash equivalents, up from $14.4 million as of December 31, 2009 due to $10.7 million of cash from operations and $24 million from the equity financing completed during the third quarter of 2010. Working capital was $78.6 million, up from $29.0 million as of December 31, 2009.   Accounts receivable were $46.0 million, compared to $27.4 million as of December 31, 2009 and accounts receivable turnover in days for 2010 was 144 days. Shareholders’ equity was $118.5 million, a 93% increase from $61.4 million reported on December 31, 2009. The Company had $10.2 million in short term loans with local and provincial banks in Shaanxi and Liaoning province as of December 31, 2010.

Capacity Expansion Updates

Management’s vision includes building a world-class manufacturing infrastructure to support higher production volumes, while enabling the Company to meet its long term growth strategy.
The following table presents the capital projects that we planned to use the proceeds from this offering first and primarily:

Facility	Priority Projects	Capital Expenditure (in million)
Huludao Wonder	A refrigeration storage and a concentrated fruit juice mixing center	$4.4
Huludao Wonder	A 50 ton/hour concentrated apple juice production line	10.7
Huludao Wonder	A fruit juice beverage production line	3.0
Huludao Wonder	Construction and environmental project expenses	6.7
Total Capital Expenditure		$24.8

Recent Updates:

Huludao Wonder Projects

Construction of infrastructure for concentrated apple juice production line and the fruit juice beverage production line was started on September 28, 2010. As of December 31, 2010, we have completed the infrastructure construction work for the fruit juice beverage production line and have ordered the machinery for the new beverage production line.  We expect to install and test the new beverage production line in the second quarter and start operating the production line in the third quarter of 2011.

The environmental project mainly consists of a wastewater processing facility that is required in our production of fruit juice concentrates.  Our increasing need for additional a wastewater processing facility is a result of our expansion in the production of concentrated apple juice. This project is expected to be completed in the third quarter of 2011.

In the first quarter of 2011, we halted all construction work because of the cold weather in Huludao, which regularly suffered sub-zero day time temperatures. We expect to recommence the infrastructure construction work in April 2011 when the weather becomes more suitable for construction. We currently expect to complete all such infrastructure construction work by the end of the second quarter of 2011 and thereafter start installation and testing of the machinery. We expect to complete the installation of the concentrated apple production line in the fourth quarter of 2011 or early 2012.

We plan to start the construction of the refrigeration storage unit for the storage of concentrated fruit juices and fresh fruits and vegetables and a concentrated fruit juice-mixing center in the second quarter of 2011. We expect to complete this project in the fourth quarter of 2011 or early 2012.

As of December 31, 2010, we have spent $1.0 million from the net proceeds from the offering on the construction work of Huludao Wonder.  We have not yet signed any contracts for the purchase of the machinery or the equipment for the refrigeration storage unit and concentrated apple juice production line. We are in the process of negotiating with different suppliers and we expect to order this machinery and equipment in the third and fourth quarter of 2011.

Qiyiwangguo Projects

We planned several projects for its Qiyiwangguo factory which we expect to finance using our operating cash flow. These projects including a 24,000 PET bottle/hour fruit juice beverage aseptic cold-filling line and a PET bottle blowing machine system.  Management also planned to reevaluate these project based on the current condition and market opportunities, and discuss its proposal with the Board in the second quarter of 2011.

Other Projects

In June 2010, we signed sales contracts for approximately 1,500 tons of pear fructose with several distributors in the amount of RMB 15,311,118, or $2.3 million based on the exchange rate as of December 31, 2010. We completed the construction of our fructose production line in our Jingyang facility in November of 2010. The fruit processing capacity of our fructose production line is 10 tons of fresh apples or pears per hour. These fructose sales agreements went into effect upon the commencement of production in early November and will expire in September 2011. Although we currently plan to use the new fructose production line to produce pear fructose, this production may also be used to produce apple fructose from apple juice concentrates.

In addition, we plan to add another 20 tons per hour concentrated pear juice line as part of our 2011 capital expenditure forecast using the cash generated from operating cash flow. We already ordered the machinery for this production line.  We expect to operate this line in the third quarter of 2011.

We began the construction of Yingkou factory upon its acquisition on November 25, 2009. Yingkou began its pilot production on September 20, 2010 and commenced formal production in early November of 2010.

Fourth quarter 2010 Conference Call

To attend the call, please use the dial-in information below.  When prompted, ask for the "SkyPeople Fruit Juice" and/or be prepared to provide the conference ID.

Date:	Friday, April 1, 2011
Time:	8:30 a.m. Eastern Time, US.
Conference Line Dial-In:	1-877-941-1429
International Dial-In:	1-480-629-9666
Conference ID:	4428643 " SkyPeople Fruit Juice Call"
Webcast link:	http://viavid.net/dce.aspx?sid=0000837C

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through April 8, 2011. To listen, please call + 1-877-870-5176 within the United States or + 1-858-384-5517 when calling internationally. Utilize the pass code 4428643 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net or at the following link: http://viavid.net/dce.aspx?sid=0000837C.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd., a Vanuatu company, holds 99.59% ownership interest in SkyPeople Juice Group Co., Ltd. ("SkyPeople (China)"). SkyPeople (China) is engaged in the production and sales of fruit juice concentrates (including fruit purees, fruit puree concentrates, and clear fruit juice concentrates), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including primarily organic and non-organic fresh fruits, kiwifruit seeds and apple aroma) in and from the PRC. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brand, Hedetang, which is a registered trademark in the PRC, is positioned as a high quality, healthy and nutritious end-use juice beverage. For more information, please visit http://www.skypeoplefruitjuice.com.

About Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP adjusted net income, and non-GAAP adjusted EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance and liquidity by excluding certain expenses and expenditures that may not be indicative of "recurring core business operating results," meaning operating performance excluding non-cash amortization charges for intangibles. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of the business.

Forward-Looking Statements
This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the PRC, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

COMPANY
SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
Tel:  US +1-818-390-1272
Email: spring_liu@skypeoplejuice.com
Web: www.skypeoplefruitjuice.com

INVESTOR RELATIONS:
John Mattio, SVP
HC International, Inc.
Tel: US +1-203-616-5144
Email:  john.mattio@hcinternational.net
Web:    http://www.hcinternational.net

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$49,350,385	$14,404,500
Restricted cash	505,581	--
Accounts receivable, net of allowance of $44,405 and $42,950 as of December 31,2010 and 2009, respectively	46,029,962	27,398,821
Other receivables	1,272,648	222,932
Inventories	5,436,117	4,925,625
Advances to suppliers and other current assets	31,604	1,536,042
Total current assets	102,626,297	48,487,920

PROPERTY, PLANT AND EQUIPMENT, Net	36,337,251	23,855,648
LAND USAGE RIGHTS, Net	6,541,825	6,577,834
OTHER ASSETS	1,694,486	4,740,242
TOTAL ASSETS	$147,199,859	$83,661,644

LIABILITIES

CURRENT LIABILITIES
Accounts payable	$3,446,797	$2,684,113
Accrued expenses	4,871,934	4,368,852
Income taxes payable	4,377,039	2,592,493
Advances from customers	573,609	1,009,624
Short-term bank loans	10,238,856	5,420,531
Short-term notes payable	505,581	--
Warrant liability	--	3,377,917
Total current liabilities	24,013,816	19,453,530

Commitments and contingencies (Note 11)
STOCKHOLDERS’ EQUITY
SkyPeople Fruit Juice, Inc. stockholders’ equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 1,456,647 and 3,448,480 Series B Preferred Stock issued and outstanding as of December 31, 2010 and December 31, 2009, respectively	1,457	3,448
Common Stock, $0.001 par value; 66,666,666 shares authorized; 25,690,402 and 17,952,894 shares issued and outstanding as of December 31, 2010 and December 31, 2009, respectively	25,690	17,953
Additional paid-in capital	59,189,374	26,699,154
Retained earnings	51,418,283	30,237,707
Accumulated other comprehensive income	7,823,967	4,487,706
Total SkyPeople Fruit Juice, Inc. stockholders' equity	118,458,771	61,445,968
Noncontrolling interests	4,727,272	2,762,146
TOTAL EQUITY	123,186,043	64,208,114
TOTAL LIABILITIES AND EQUITY	$147,199, 859	$83,661,644

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2010	2009
Revenue	$93,249,629	$59,249,950
Cost of Sales	55,233,139	33,869,358
Gross Margin	38,016,490	25,380,592

Operating Expenses
General and administrative expenses	3,449,746	2,433,205
Selling expenses	1,596,819	918,406
Research and development expenses	1,087,443	1,102,658
Total operating expenses	6,134,008	4,454,269

Income from Operations	31,882,482	20,926,323

Other Income (Expenses)
Interest income	108,345	68,495
Subsidy income	2,452,384	2,169,380
Interest expense	(801,496)	(817,759)
Change in fair value of warrant liability	(2,103,832)	(615,417)
Others	(44,550)	699,253
Total other income (expenses)	(389,149)	1,503,952
Income Before Income Tax	31,493,333	22,430,275
Income Tax Provision	8,520,884	6,025,675
Net Income	22,972,449	16,404,600

Less: Net Income Attributable to Noncontrolling Interests	1,791,873	1,215,827

NET INCOME ATTRIBUTABLE TO SKYPEOPLE FRUIT JUICE, INC.	$21,180,576	$15,188,773

Earnings Per Share:
Basic earnings per share	$0.92	$0.84
Diluted earnings per share	$0.92	$0.84

Weighted Average Shares Outstanding
Basic	21,673,969	15,333,419
Diluted	23,104,534	18,682,755

Comprehensive Income
Net income	$22,972,449	$16,404,600
Foreign currency translation adjustment	3,509,514	(114,730)
Total Comprehensive Income	$26,481,963	$16,289,870
Comprehensive income attributable to the noncontrolling interest	1,965,126	1,186,534
Comprehensive Income Attributable to SkyPeople Fruit Juice, Inc.	$24,516,837	$15,103,336

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2010	2009
Cash Flows from Operating Activities
Net income	$22,972,449	$16,404,600
Adjustments to reconcile net income to net cash provided by operating activities
Bad debt	--	24,903
Depreciation and amortization	2,393,856	2,012,212
Change in fair value of warrant liability	2,103,832	615,417
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(17,241,524)	(15,810,828)
Other receivables	(1,015,249)	436,717
Advances to suppliers and other current assets	1,494,672	1,056,202
Inventories	(334,713)	(3,068,506)
Accounts payable	654,334	1,912,764
Accrued expenses	(2,025,274)	(1,019,432)
Short-term notes payable	492,396	--
Income taxes payable	1,652,495	1,142,214
Advances from customers	(457,945)	(364,969)
Net cash provided by operating activities	10,689,329	3,341,294
Cash Flows from Investing Activities
Purchase of Yingkou	--	(3,323,913)
Prepayment for other assets	(293,424)	(2,323,779)
Additions to property, plant and equipment	(7,697,473)	(454,997)
Net cash used in investing activities	(7,990,897)	(6,102,689)
Cash Flows from Financing Activities
Proceeds from Common Stock issuance, net of related expenses	27,014,219	7,790,865
Increase in restricted cash	(505,581)	--
Repayment of short-term bank loans	(17,966,987)	(19,006,340)
Proceeds from short-term bank loans	22,480,860	13,178,510
Net cash provided by financing activities	31,022,511	1,963,035
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	33,720,943	(798,360)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	14,404,500	15,274,171
Effect of Changes in Exchange Rate	1,224,942	(71,311)
CASH AND CASH EQUIVALENTS, END OF YEAR	$49,350,385	$14,404,500
Supplemental disclosures of cash flow information:
Cash paid for interest	$801,496	$817,759
Cash paid for income taxes	$6,885,032	$4,765,198
Supplementary disclosures of significant non-cash transactions:
Reversal of liquidated damages	$--	$(254,301)
Change in fair value of warrant liability	$2,103,832	$615,417
Transferred from other assets to property, plant and equipment and construction in progress	$3,416,096	--

For more information, please contact:

COMPANY
SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
Tel:  US +1-818-390-1272
Email: spring_liu@skypeoplejuice.com
Web: www.skypeoplefruitjuice.com

INVESTOR RELATIONS:
John Mattio, SVP
HC International, Inc.
Tel: US +1-203-616-5144
Email:  john.mattio@hcinternational.net
Web:    http://www.hcinternational.net